STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 11, 2010 (the “Execution Date”), is made and entered into by and between First Jet Investments Limited, a company organized under the laws of the British Virgin Islands (“Seller”), Seller’s wholly-owned subsidiary New Crown Technology Limited, a company organized under the laws of Hong Kong (“New Crown”), and Jun Tang, an individual who has been the principal of the Seller and New Crown (the “Principal”), and China Architectural Engineering, Inc., a Delaware corporation (“CAE”).

WITNESSETH:

WHEREAS, Seller owns 100% of the equity interests of New Crown, and New Crown owns 100%, or RMB 10,000,000, of the equity interest in Shanghai ConnGame Network Ltd., a company organized under the laws of the People’s Republic of China with a registered capital of RMB 10,000,000 as of the date of this Agreement (“ConnGame”), as set forth in Section 3.01(b) of the disclosure schedule attached hereto as Exhibit A (“Disclosure Schedule”);

WHEREAS, New Crown is a holding company that holds 100% of the equity interests of ConnGame is engaged in the business of developing and operating Massively Multiplayer Online Role-Playing Games (MMORPGs) (the “Business”); and

WHEREAS, CAE desires to acquire from Seller and Seller desires to sell to CAE 60% of the equity interest of New Crown (the “Transferred Equity”) and thereby becoming a 60% indirect holder of the outstanding equity interest of ConnGame (the “Acquisition”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE
DEFINITIONS

1.01	Definitions.

In this Agreement, the following terms shall have the meanings set forth below unless the context provides or requires otherwise:

“1933 Act” means the Securities Act of 1933, as amended.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  “Control” for this purpose means possession, directly or indirectly, of more than fifty percent (50%) of the voting power of a Person.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environmental Law” means and includes all statutes, regulations, rules, policy, guidance, ordinances, codes, common law, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all Governmental Authorities and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and orders to which ConnGame or CAE is a party or is otherwise directly bound, now or which becomes effective on or before the Closing Date relating to land use (other than zoning/planning), air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), human health and safety or any other environmental matter, including the following laws and all corresponding regulations and their equivalent or similar laws and regulations in any other jurisdiction, in each case as the same may be amended from time to time: the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution; Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. §§ 9601 et seq.; Federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; Clean Water Act, 33 U.S.C. §§ 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; Refuse Act 33 U.S.C. § 407; Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; Clean Air Act, 42 U.S.C. §§ 7401 et seq.; Environmental Protection Act 1990 (UK); the Water Resources Act 1990 (UK); and the Health and Safety at Work etc. Act 1974 (UK) and any federal, state, and local counterparts and equivalents thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (ii) any Person having the authority under any applicable Governmental Requirement to administer, assess, collect or impose Taxes.

“Governmental Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

“Hazardous Substances” means and include any substance: (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (ii) that is defined as a “hazardous waste,” “hazardous substance,” “toxic substance,” or “pollutant” or “contaminant” under any Environmental Law; (iii) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of persons; or (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos, silica or urea formaldehyde foam insulation.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

 “Knowledge” means, as it relates to Seller, New Crown, ConnGame, the actual knowledge of Principal, plus such knowledge as Principal would have acquired after due investigation of the relevant fact or matter (including making all necessary enquiries with the respective officers, directors and employees of ConnGame), regardless of whether such investigation has actually occurred, and as to any other Person, the actual knowledge of a specified Person of any particular fact or other matter after due investigation, and the words “aware,” “known” or similar words, expressions or phrases shall be construed accordingly.

“Lease” means any lease, sub-lease, tenancy agreement, sub-tenancy agreement, licence or any other document (including any option for extension relating thereto) granted or agreed to be granted to ConnGame or pursuant to which it holds or occupies any Leased Property, details of which are set forth in Section 3.1(m) of the ConnGame Disclosure Schedule.

“Legal Requirement” means any law, regulation, rule, ordinance, decree, order or other standard imposed by a Governmental Authority applicable to a party or the conduct or operation of its business or the ownership or use of any of its assets, including, in the case of ConnGame, all those imposed under the any laws, rules, regulations or requirements of any other applicable jurisdiction.

“License” means any license, certification, permit or other authorization from any Governmental Authority necessary for ConnGame  to conduct the Business or any part thereof or own or operate any of its assets and properties.

“Material Adverse Effect” means (i) with respect to CAE, a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of such party; and (ii) with respect to ConnGame, any event, circumstance, occurrence, fact, condition, change or effect which, individually or in the aggregate (a) has or would be reasonably expected to have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of ConnGame, or (b) will or would be reasonably expected to adversely affect the ability of ConnGame, New Crown, or Seller to consummate the transactions contemplated under this Agreement or any other Transaction Document to which it is a party.

“Permitted Liens” means, with respect to the property or other assets of ConnGame  (or any revenues, income or profits of ConnGame  therefrom):  (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (iii) Liens incurred in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) Liens incurred in the ordinary course of the Business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (v) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of the Business or existing on property and not interfering in any material respect with the ordinary conduct of the Business or the use of that property; and (vi) defects or irregularities in ConnGame’s interest in its real properties which do not materially (A) diminish the value of the surface estate or (B) interfere with the ordinary conduct of the Business or the use of any of such properties.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.  Person includes any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” for this purpose means possession, directly or indirectly, of more than fifty percent (50%) of the voting power of a Person.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Macau Special Administrative Region, Hong Kong and Taiwan.

“Solvent” means, for any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts as they become due and payable.

“Statutory Plans” means statutory or other benefit plans which ConnGame or any ConnGame Subsidiary is required to participate in or comply with pursuant to any applicable statutes, laws, rules, regulations, codes, notices, circulars, orders, edicts, decrees, practices or promulgations of any Governmental Authority in any jurisdiction, including plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation and, without any limitation to the foregoing, including any statutorily required employee compensation insurance, and any social insurance, social security or welfare benefit contributions required under the laws of the PRC or any other applicable jurisdiction.

“Taxes” means and includes all forms of taxes, charges, fees, imposts, duties, levies, deductions, withholdings or other assessments of any nature imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing or similar authority in any part of the world, including income, gross receipts, excise, property, sales, use, transfer, payroll, licence, value added, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, customs and stamp taxes (including any interest, fines, penalties, charges or additions attributable to, claimed, payable or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

“Tax Returns” means any return, statement, declaration, notice, certificate, report or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement or Governmental Requirement related to any Tax.

“Transaction Documents” means this Agreement, and any other agreements, documents and instruments delivered under or pursuant to any of the foregoing.

ARTICLE TWO
SALE AND PURCHASE; PURCHASE PRICE; CLOSING

2.01	Purchase and Sale of the Transferred Equity.

At the Closing, subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver the Transferred Equity to CAE or its designee(s), free and clear of any liens, encumbrances, pledge, security interest, restrictive covenant, burden or charge of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing (“Liens”), together with all rights attaching thereto including the right to receive all dividends and distributions declared, made or paid on or after the date of Closing.

2.02	Delivery of Certificate of Capital and Proof of Transfer.

At the Closing, Seller shall deliver to CAE:

 (a) a certificate of capital verifying that CAE or its designee(s) has been registered as holding the Transferred Equity, including all original certificates representing such Transferred Equity, which certificates shall be accompanied by instruments of transfer of the Transferred Equity duly executed by the Seller in favor of CAE (or such other person(s) as CAE may direct);

(b) to the extent any of the same shall not have been provided prior to Closing, all documents required in Section 7.01 and such other documents as CAE may require evidencing the fulfilment of the conditions precedent thereunder; and

(c) any and all documents related to effecting the transfer of Transferred Equity to CAE, in addition to such documents, approvals, consents, proof of notices, and reports from the proper Governmental Authorities or other parties evidencing that such transfer has taken place.

2.03	Purchase Price.

(a)             CAE shall cause to be issued to Seller, in full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Equity to CAE, an aggregate of Twenty Five Million (25,000,000) shares of CAE’s common stock, $0.001 par value per share, at the Closing (“CAE Shares”).

2.04	Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of K&L Gates LLP, 10100 Santa Monica Boulevard, 7th Floor, Los Angeles, California 90067 at 10:00 a.m., Pacific Standard time as soon as practical after the conditions precedent set forth herein are met or otherwise waived in accordance with the terms of this Agreement, or such other place and date as the parties may mutually agree upon (the “Closing Date”).

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF SELLER AND NEW CROWN
RELATING TO CONNGAME AND THE TRANSFERRED EQUITY

3.01	Representations and Warranties of Seller, New Crown and Principal relating to ConnGame and the Transferred Equity.

All references in this Section 3.01 to ConnGame, other than those in paragraphs (b), (c), (d) and (g), shall be read and construed as a reference to ConnGame.  Seller, New Crown and Principal, jointly and severally, hereby represent and warrant to CAE as follows:

(a)         Corporate Status.  Each of New Crown and ConnGame is a company duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment, with full corporate power and authority to own its property and to carry on its business as presently conducted.  Each of New Crown and ConnGame is qualified to do business as a foreign corporation in any other jurisdiction where the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.  Each of New Crown and ConnGame has made available to CAE true and complete copies of its Memorandum and Articles of Association or equivalent constitutional documents, including articles, other organizational documents and certificates of approval and any related joint venture contracts, including any amendments thereto.  The articles, other constitutional documents and certificates of approval and any related joint venture contracts of ConnGame are valid and have been duly approved and registered (as applicable) by competent PRC Governmental Authorities.  The minute books of each of New Crown and ConnGame, as heretofore made available to CAE, are correct and complete in all material respects.  New Crown is a holding company and has no operations, assets (other than its ownership interest in ConnGame) or liabilities (other than as a result of this Agreement and New Crown’s status as the common parent for the consolidated Tax Returns (and similar status for state, local and foreign unitary, combined or similar Tax Returns) of the Company and ConnGame).

(b)         Capitalization. The registered capital of ConnGame is RMB 10,000,000 and New Crown has 10,000 capital shares authorized with HKD1.00 par value and 10,000 shares issued and outstanding.  Set forth in Section 3.01(b) of the ConnGame Disclosure Schedule is a complete and correct list of the names, addresses and beneficial ownership of each of the registered holders of the registered capital of ConnGame and outstanding shares of New Crown.  The registered capital of ConnGame and shares of New Crown have been duly authorized and validly issued in compliance with applicable law (including federal and state securities laws and their PRC or other equivalents), and is fully paid and nonassessable, and was not issued in violation of any statutory, contractual or other preemptive rights, rights of first refusal or similar rights.  There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which ConnGame, New Crown or Seller is a party or otherwise bound which provide for the acquisition, disposition or issuance of any part of the equity capital of or any other securities exercisable or convertible into or exchangeable for any part of the capital of ConnGame or New Crown.  There is no personal liability, and there are no preemptive or similar rights, statutory or otherwise, attached to the Transferred Equity.  No registered holder of the equity capital of New Crown or ConnGame or any other holder of any each of the securities of the foregoing has any rights, “demand,” “piggy-back” or otherwise, to have such securities registered under the 1933 Act or similar statute under other foreign jurisdictions.

(c)             Ownership of the Transferred Equity and ConnGame.  Seller is the record and beneficial owner of the Transferred Equity and New Crown is the 100% holder of the equity interests of ConnGame.  Seller has good and marketable title to the Transferred Equity, free and clear of any Liens and New Crown has good and marketable title to its equity interests in ConnGame, free and clear of any Liens.  New Crown’s ownership of equity ownership is held through trust agreements with the Principal and Mr. Xiaolan Zhu (the “Trust Agreements”) that are fully enforceable against the Principal and Mr. Xialoan Zhu and any other third Person under PRC laws or the laws of any other applicable jurisdiction.  The outstanding equity of New Crown and the Transferred Equity are duly authorized, validly issued, fully paid and nonassessable and Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver the Transferred Equity to CAE, and New Crown has complete and unrestricted power over the equity of ConnGame.

(d)           No Subsidiaries.  Other than ConnGame, New Crown has no subsidiaries.  ConnGame does not own, or have any interest in any shares or have any outstanding interest in any other Person.

(e)            Corporate Authority; Authorized and Effective Agreement.  Seller and New Crown has full legal capacity and power to execute and deliver this Agreement and each of Seller, and New Crown and ConnGame has full legal capacity and power to execute and deliver the Transaction Documents to which ConnGame or Seller is a party, which Agreement and Transaction Documents have been or will, on or prior to Closing, be duly executed and delivered by such parties and constitute the valid and binding obligation of such parties except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(f)            No Conflict.  The execution, delivery, performance and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by ConnGame, Seller, New Crown, and Principal will not, directly or indirectly, (i) violate any Legal Requirement or any Governmental Requirement; (ii) violate the Memorandum and Articles of Association or equivalent organizational documents of New Crown or ConnGame; (iii) violate any judgment, award or decree to which ConnGame, New Crown or Seller is a party or by which ConnGame, New Crown or Seller is bound; (iv) violate any provision of any material indenture, agreement or other instrument to which ConnGame, New Crown or Seller is a party, or by which ConnGame, New Crown Seller, or any of their respective properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, except any indenture, agreement or other instrument that will be satisfied in full at or before Closing; (v) result in the creation or imposition of any Lien upon any of the properties or assets of ConnGame; or (vi) result in any suspension, revocation, impairment, forfeiture or non-renewal of any License of ConnGame.

(g)             Financial Statements of ConnGame.  ConnGame has furnished to CAE audited financial statements of ConnGame prepared on consisting of balance sheets as of December 31, 2009 and 2008, and the related statements of income, changes in shareholders’ equity and cash flows for the two (2) years ended December 31, 2009 (the “ConnGame Balance Sheet Date”) and the unaudited interim balance sheet, income statement, changes in shareholders’ equity and cash flows as of March 31, 2010 (collectively, all of such consolidated financial statements are referred to as “ConnGame Financial Statements”).  The ConnGame Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ConnGame as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments).

(h)             Absence of Undisclosed Liabilities.  ConnGame has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) except: (i) as set forth in Section 3.01(h) of the ConnGame Disclosure Schedule, (ii) as set forth on the ConnGame Financial Statements or (iii) as incurred since the ConnGame Balance Sheet Date in the ordinary course of business and usual and normal in amount both individually and in the aggregate.

(i)             Absence of Changes.  Except as set forth in Section 3.01(i) of the ConnGame Disclosure Schedule, since the ConnGame Balance Sheet Date, ConnGame has operated its business in the ordinary course consistent with ConnGame’s past practice, and there has not been any Material Adverse Effect with respect to ConnGame.

(j)             Reports and Records.  Each of New Crown and ConnGame and its employees have filed all reports and maintained all records and licenses required to be filed or maintained by it.  All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein.

(k)            Taxes.

    (i)           Each of New Crown and ConnGame has timely filed all Tax Returns required to be filed on or before the date hereof and will timely file all Tax Returns required to be filed on or before Closing under any applicable laws and regulations.  Such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by each of New Crown and ConnGame (whether or not showing on any Tax Return) have been paid.  Neither new Crown nor ConnGame is currently the beneficiary of any extension of time in which to file any Tax Return.  No written claim has ever been made by any authority in a jurisdiction where New Crown and/or ConnGame does not file Tax Returns that ConnGame New Crown and/or  is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of New Crown or ConnGame.  New Crown and ConnGame has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii)           Each of ConnGame and New Crown has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Proper records have been maintained in respect of all such deductions and payments and all applicable laws, rules and regulations have been complied with.

(iii)          Neither of ConnGame, New Crown nor any director or officer (or employee responsible for Tax matters) thereof expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to each of ConnGame and New Crown.  Each of ConnGame and New Crown has not received from any Governmental Authority (including jurisdictions where each of ConnGame and New Crown does not file Tax Returns) any (1) written notice indicating an intent to open an audit or other review, (2) request for information related to Tax matters, or (3) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ConnGame or New Crown.

(iv)          Neither New Crown nor ConnGame is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in payment of (1) any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) from this transaction (or any corresponding provision of state, local or foreign Tax law) or (2) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(v)           Neither New Crown nor ConnGame has been a member of an affiliated group filing a consolidated federal income Tax Return and ConnGame has never been a member of any group for Tax purposes (other than the group comprising solely each other).  Each of ConnGame and New Crown does not have any liability for the Taxes of any Person or Entity under any applicable Legal Requirement as a transferee or successor, by contract, or otherwise.  No act or transaction has been or will, either on or before the Closing, be affected by ConnGame, New Crown, Seller or any other Person in consequence of which ConnGame or New Crown is or may be held liable for Taxes primarily chargeable against some other Person.

(vi)          The unpaid Taxes of each of ConnGame and New Crown (1) did not, as of the date of the most recent balance sheet included in the ConnGame Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet (rather than in any notes thereto) and (2) do not and will not exceed such reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of each of ConnGame and New Crown in filing its Tax Returns.  Since the date of the most recent balance sheet included in the ConnGame Financial Statements, each of ConnGame and New Crown has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(vii)         No power of attorney has been granted by each of ConnGame and New Crown with respect to any matters relating to Taxes that is currently in effect.

(viii)        Each of ConnGame and New Crown has not filed any disclosures under Code Sections 6662 or 6011 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(ix)          Each of ConnGame and New Crown will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(x)           Each of ConnGame and New Crown does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(xii)         Each of ConnGame and New Crown has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(xiii)           Each of ConnGame and New Crown has not entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of each of ConnGame and New Crown, to the extent that such arrangement is prohibited under any Legal Requirement or Governmental Requirement.  No Tax scheme in effect, as previously applied in the ConnGame Financial Statements, has been or will be illegal under any Legal Requirement or Governmental Requirement or adversely affect the financial condition of each of ConnGame and New Crown or the operation of the Business.  None of the assets and properties of ConnGame has been purchased at an under value or been given to ConnGame in circumstances where the gift or element of under value might be subject to or give rise to any form of Tax, estate duty chargeable or assessable against each of ConnGame and New Crown or on any of its assets.

(xiv)           Each of ConnGame and New Crown has sufficient records to permit accurate calculation of the Tax liability or relief which would arise upon a disposal or realisation on completion of each asset owned by each of ConnGame and New Crown at the ConnGame Balance Sheet Date or acquired by each of ConnGame and New Crown before Closing and has otherwise maintained accurate and complete books of account and records with respect to all transactions and other matters occurring on or before Closing to enable the due and proper preparation and filing of all Tax Returns required of each of ConnGame and New Crown whether before or after Closing.  Each of ConnGame and New Crown has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the ConnGame Financial Statements.

(l)             Marketable Title; Condition of Assets.  Each of ConnGame and New Crown owns, and is in rightful possession of, and has good and marketable title to, all of its assets and properties used (other than the ConnGame Real Properties, which is addressed in Section 3.01(m)), free and clear of any Lien or other interest of any persons whatsoever, except for Liens constituting Permitted Liens.  The assets of ConnGame are all the assets needed to continue to conduct the Business as it is presently being conducted.  Except for any incidental repairs required in the ordinary course of business, each item of tangible personal property owned or used by ConnGame in conducting the Business is in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

(m)	Real Property.

(i)         Section 3.01(m) of the ConnGame Disclosure Schedule lists and describes any interest in real property held by ConnGame, including all real properties and premises owned, leased, occupied or otherwise used by ConnGame or in connection with the Business (the “ConnGame Real Properties”).  The ConnGame Real Properties constitute all of the interests in real property used in the Business, including any land use rights granted with respect to any real property, and all deeds and documents necessary to prove the title of ConnGame to the ConnGame Real Properties are in the possession of ConnGame.  All of the buildings, structures and appurtenances situated on the ConnGame Real Properties are (i) in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and (ii) adequate and suitable for the purposes for which they are presently being used.

(ii)         ConnGame is not the registered or beneficial owner of any ConnGame Real Properties.

(iii)        The ConnGame Real Properties in Section 3.01(m) of the ConnGame Disclosure Schedule (“Leased Properties”) are all occupied under Leases and the particulars of all Leases are fully and accurately set out in that Section 3.01(m).  The ConnGame Real Properties in Section 3.01(m) of the ConnGame Disclosure Schedule are all occupied pursuant to land use rights sold or granted to ConnGame.  ConnGame possesses good leasehold to its Leased Properties pursuant to valid and subsisting Leases held by it.  With respect to any land use rights sold or granted or purported to have been sold or granted to ConnGame, such land use rights have been validly sold or granted by competent Governmental Authorities duly authorised so to do and ConnGame has good and valid title thereto free from Liens (other than Permitted Liens) and enforceable against any other third Person under PRC laws or the laws of any other applicable jurisdiction.

(iv)        The Leases are head leases, are properly completed and (where required) stamped and are in the possession and under the control of ConnGame.  The land use rights to any ConnGame Real Property in the PRC are owned by ConnGame for a period of not less than fifty (50) years from the relevant date as shown in Section 3.01(m) of the ConnGame Disclosure Schedule.

(v)         All necessary consents, permits, licenses, certificates, authorisations and approvals for the grant of the Leases and land use rights pertaining to any ConnGame Real Property were obtained before such grant.  The landlords named in the Leases were the registered owners of the Leased Properties at the time of the grant of the relevant Lease and all Leases are duly registered with the appropriate Governmental Authorities in accordance with applicable Legal Requirement or Governmental Requirement of the PRC or of any other applicable jurisdiction.  With respect to the land use rights, ConnGame has obtained and is in possession of the relevant land use right registration and other certificates and all other documents of title and such certificates and documents of title are valid and subsisting and in full force and effect.

(vi)        Save for Permitted Liens, the ConnGame Real Properties and the title deeds and documentation relating thereto are not subject to any debenture (whether fixed or floating), option, agreement for sale, condition, covenant, agreement, claim, overriding interest or any other Liens, nor is there any Person in possession or occupation of or who has or claims any right or easement of any kind in respect of any such properties adversely to the estate, interest, right or title therein of ConnGame.

(vii)       There are no rights, interests, covenants, restrictions, reservations, licenses or easements, nor any disputes or outstanding notices (whether given by a lessor or any other person) nor in the case of a Leased Property, rights for the lessor to break the term nor (without prejudice to the generality of the foregoing) any other matters or things which adversely affect the value of the ConnGame Real Properties or the proper use and enjoyment thereof for the purpose of the business now being carried on at such properties.

(viii)      The Leases contain no right of termination by the landlord thereof except on grounds of non-payment of rent, breach of covenant or insolvency.  There are no circumstances which would entitle or require a lessor or any other Person to exercise any power of entry upon or of taking possession of any ConnGame Real Properties or which would otherwise restrict or terminate the continued possession or occupation thereof.

(ix)         The Leased Properties are not subject to any outgoings other than general and water rates, rent, management charges of a non-capital nature and utility charges.  All land premiums and other Taxes and all rents, service charges and other outgoings payable by ConnGame in respect of the Leased Properties or properties to ConnGame holds land use rights have been duly and timely paid and will be paid up to the date of Closing and no amount is or will be due or payable by ConnGame in respect thereof on or prior to Closing.

(x)          ConnGame has duly performed, observed and complied with all covenants, restrictions, reservations, conditions, agreements, statutory requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the ConnGame Real Properties and their use, including the terms of all Leases, and the use of such properties does not contravene the same and no notice of any alleged breach of any of the terms of any such Lease has been served on ConnGame.  Without limiting the foregoing, the current use by ConnGame of the ConnGame Real Properties and all of the buildings, structures and appurtenances situated thereon is in compliance with all zoning or planning restrictions applicable thereto.  All necessary certificates of compliance and other certificates, consents, occupation and other permits, licenses, authorisations and approvals for the user of any ConnGame Real Properties and any and all buildings and structures thereon, as they are being used, have been duly obtained and are in full force, validity and effect and there are no circumstances known to Seller or New Crown which are likely to result in the forfeiture, avoidance, withdrawal or non-renewal of or restriction on or amendment to the same.  All such properties are used by ConnGame for legal purposes and ConnGame has not violated any Legal Requirement or any Governmental Requirement of the PRC or elsewhere relating to land or property.  Seller and New Crown is not aware of any facts, matters or any notice or order served by any Governmental Authority which may adversely affect the right of ConnGame to use such properties for the purpose for which they are presently being used or intended to be used.  None of such properties is subject to any actual or threatened condemnation or other proceedings, notice or order given by any PRC or other Governmental Authority which would adversely affect such properties or any part thereof or preclude or impair the use of any such property by ConnGame for the purposes for which it is currently used.  None of the ConnGame Real Properties is adversely affected or likely to be adversely affected by any planning, highways, transport, utility or other proposals.

(xi)          ConnGame is entitled to and has exclusive vacant possession of the ConnGame Real Properties and, other than the Leases, no part of the ConnGame Real Properties is subject to any lease, tenancy or licence or any agreement to grant such lease, tenancy or licence and no Person other than ConnGame has a right to occupy or enter upon any of the ConnGame Real Properties, other than the rights of landlords pursuant to the Leases.  The Leases are not subject to any options or rights of pre-emption or first refusal in favour of any third parties.

(xii)         There is no outstanding monetary claim or liability, contingent or otherwise, affecting the ConnGame Real Properties and in the case of a Leased Property there are no rent reviews in the course of being determined or exercisable by the lessor from a date prior to the date of Closing.

(xiii)        ConnGame has maintained adequate insurance with respect to the ConnGame Real Properties where the failure so to maintain would or could reasonably expected to have a Material Adverse Effect on ConnGame.  Where ConnGame is responsible for maintaining insurance of the Leased Properties, the policy conforms in all respects with the requirements of the relevant Lease.

(n)	Legal Proceedings and Insolvency.

(i)         Except as set forth in Section 3.01(n) of the ConnGame Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the Knowledge of Seller or New Crown, threatened, in any court, before any governmental agency or instrumentality or other Governmental Authority or in any arbitration proceeding against or by each of ConnGame and New Crown or against any of its activities, assets and properties.

(ii)         As of the date hereof, immediately prior to and immediately following Closing, ConnGame, New Crown and Seller is and will be Solvent.  None of ConnGame, New Crown and Seller is contemplating the filing of any petition by it under any bankruptcy or insolvency laws or the liquidating of all or a substantial portion of its property, and each of Seller and New Crown does not have any knowledge of any third party contemplating the filing of any such petition against ConnGame, New Crown or Seller.

(o)             Regulatory Matters.  Each of ConnGame and New Crown is not a party to and neither ConnGame, New Crown, nor any of their properties or assets is subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with any Governmental Authority charged with the supervision or regulation of ConnGame, New Crown or its business activities.  Each of ConnGame and New Crown has not been advised by any of the Governmental Authorities that any of such Governmental Authorities are contemplating issuing or requesting (or are considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, supervisory letter or similar submission.

(p)             Brokers, Finders and Others.  There are no fees or commissions claimed by, or payable by ConnGame, New Crown, Seller or Principal to, any broker, finder, intermediary, or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees which shall be paid in full at Closing.

(q)             Employment Agreements.  Except as disclosed in Section 3.01(q) of the ConnGame Disclosure Schedule, neither New Crown nor ConnGame is not a party to any employment, change in control, severance, consulting, non-compete, piracy or nonsolicitation agreement.  Each of ConnGame and New Crown is not a party to, bound by or negotiating any collective bargaining agreement, nor are any of its respective employees represented by any labor union or similar organization. Each of ConnGame and New Crown is in compliance in all material respects with all its contractual obligations and all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including those pertaining to welfare funds, social benefits, social insurance contributions, provident fund or retirement scheme contributions, medical benefits, insurance, retirement benefits, pensions and the like, and has maintained current, adequate and suitable records regarding the same, and each of ConnGame and New Crown has not engaged in any unfair labor practice.  Each of the employees of ConnGame and New Crown who is by law subject to immigration control, has been granted appropriate permission to remain in the PRC or any other applicable jurisdiction and has a valid work permit issued in relation to his employment with ConnGame and New Crown and has obtained all necessary extensions to his leave to remain in the PRC or any other applicable jurisdiction and so far as each of Seller and New Crown is aware there are in existence no grounds upon which any such leave to remain or work permit might be curtailed or the employee may be required to leave the PRC or any other applicable jurisdiction in which his services to each of ConnGame and New Crown are required to be performed.  Each of ConnGame and New Crown has complied with all Legal Requirement and Governmental Requirement in the PRC with regard to employment, labour or labour contracts, staff or labour management or protection, including without limitation those pertaining to welfare funds, social benefits, social insurance contributions, medical benefits, insurance, retirement benefits, pensions and the like.

(r)	Employee Benefit Plans

(i)           Section 3.01(r)(i) of the ConnGame Disclosure Schedule sets forth a list of all (a) stock option, stock purchase, restricted stock, equity compensation, deferred compensation, bonus, fringe benefit, sick leave, vacation, paid or unpaid leave, profit sharing, pension, retirement, deferred compensation, medical, life, disability, accident, salary continuation, supplemental retirement, severance, change-of-control and unemployment benefit plans, programs or agreements (whether or not insured), (b) employment agreement, and (c) Statutory Plans (collectively, the “Employee Benefit Plans”) that have been established, maintained, or sponsored by ConnGame, or to which ConnGame has contributed or into which ConnGame has entered (the “ConnGame Employee Benefit Plans”). “ConnGame Employee Benefit Plans” shall not include any Employee Benefit Plan that is maintained under applicable law by a governmental body.  ConnGame has not announced or otherwise made a commitment to implement any arrangement that, if implemented, would be a ConnGame Employee Benefit Plan or to improve or change the benefits provided under any ConnGame Employee Benefit Plans, unless to the extent required under any applicable Legal Requirement or Governmental Requirement.

(ii)           ConnGame has made available to CAE, to the extent applicable, true and complete copies of the following documents with respect to each ConnGame Employee Benefit Plan, (A) the plan document (or, in the case of any unwritten ConnGame Employee Benefit Plan, a written summary of the terms of such ConnGame Employee Benefit Plan), (B) the summary plan description, (C) the trust agreement, and (D) all related agreements, insurance contracts and other agreements by which such ConnGame Employee Benefit Plan is established, operated, administered or funded.

(iii)           Each ConnGame Employee Benefit Plan complies in form and has been maintained and operated in all respects in accordance with the requirements of all applicable laws, including all applicable laws, rules, regulations, codes and practices pertaining to any Statutory Plans, and each ConnGame Employee Benefit Plan has been maintained and operated in accordance with its terms.

(iv)           Neither ConnGame nor any director, officer or employee of ConnGame, nor any other person who participates in the operation of any ConnGame Employee Benefit Plan has engaged in any transaction with respect to any ConnGame Employee Benefit Plan, or breached any applicable fiduciary responsibility or obligation under any applicable Legal Requirement or Governmental Requirement that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under any applicable Legal Requirement or Governmental Requirement or would result in any claim being made under, by or on behalf of any such ConnGame Employee Benefit Plan by any party with standing to make such a claim.

(v)             There are no actions, suits or claims pending or, to the Knowledge of Seller or New Crown, threatened verbally or in writing against or with respect to any ConnGame Employee Benefit Plan or the assets of any ConnGame Employee Benefit Plan (other than routine claims for benefits and appeals of denied claims), and no civil or criminal action brought pursuant to the provisions of any applicable Legal Requirements or Governmental Requirements of any jurisdiction applicable to ConnGame is pending or threatened verbally or in writing against ConnGame or any fiduciary of any ConnGame Employee Benefit Plan with respect to any ConnGame Employee Benefit Plan.  ConnGame has not received any written notice that any ConnGame Employee Benefit Plan or any fiduciary thereof is presently the subject of an audit, investigation or examination by any governmental or quasi-governmental agency, and, to Seller’s Knowledge and New Crown’s Knowledge, no such action has been threatened.

(xii)          Each of ConnGame and New Crown has in place and maintained all Statutory Plans in full compliance with the Legal Requirements and Governmental Requirements of any jurisdiction applicable to ConnGame and New Crown, its Business or its operations.  All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each such Statutory Plan have been paid or remitted in a timely fashion in accordance with its terms and all such Legal Requirements and Governmental Requirements and no Taxes, penalties, fees, contributions or other payments are owing under or, in relation to, any such Statutory Plan.  Without limiting the foregoing, all benefits and contributions payable to any employee of each of ConnGame and New Crown under any Statutory Plan have been fully satisfied.

(s)           Compliance with Laws.  Except as set forth in Section 3.01(s) of the ConnGame Disclosure Schedule, each of ConnGame and New Crown:

(i)             is in compliance, in all material respects, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to ConnGame, New Crown, the Business, operations and activities, or to the employees conducting such business;

(ii)           Each of ConnGame and New Crown has all business and other licenses, certificates, permits, licenses, authorizations, consents, qualifications, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities, and other authorizations required from any Governmental Authority under any applicable Legal Requirements and Governmental Requirements in the PRC, that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing;

(iii)           has received no written notification or communication from any Governmental Authorities since January 1, 2001, (A) asserting that each of ConnGame and New Crown is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authorities enforce, or (B) threatening to revoke any license, franchise, permit or governmental authorization which has not been resolved to the satisfaction of the Governmental Authorities which sent such notification or communication.  There is no event which has occurred that, to the knowledge of each of ConnGame and New Crown, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

(iv)          Each of ConnGame and New Crown has not received any letter or notice from any PRC Governmental Authority notifying revocation of any Permits or Licenses issued to it by any PRC Governmental Authority for non-compliance or the need for compliance or remedial actions in respect of the activities carried out by it.

(v)        Each of ConnGame and New Crown has been conducting and will conduct its business activities within the permitted scope of its business license or is otherwise operating its business in full compliance with all applicable Legal Requirements and Governmental Requirements and with all requisite Permits and Licenses granted by competent PRC Governmental Authorities, as applicable, or any other Person.

(vi)       All Licenses and Permits required for the conduct of any part of the Business which are subject to periodic renewal have been obtained and there are no grounds on which such renewals will not be granted by the relevant PRC Governmental Authorities or other Persons.

(vii)      All filings, declarations, exemptions and registrations from or with all applicable and competent PRC Governmental Authorities required in respect of ConnGame and its operations including, without limitation, registrations with Foreign Economic Relations and Trade Commission, State or the relevant local Administration of Industry and Commerce, State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with all applicable Legal Requirements and Governmental Requirements in the PRC.

(t)	Environmental Matters.

(i)          Except as set forth in Section 3.01(t) of the ConnGame Disclosure Schedule, neither ConnGame, New Crown, Seller nor any Person acting at its direction has discharged, released or emitted, or has threatened to discharge, release or emit Hazardous Substances into the air, water, surface water, ground water, soil, land surface or subsurface strata or transported Hazardous Substances to or from property currently owned, leased or used by ConnGame except in compliance with Environmental Law and except for claims or releases which have been remediated and for which the appropriate Governmental Authority has delivered a “no further action” letter or similar written indications that no additional action is required.

(ii)          Except as set forth in Section 3.01(t) of the ConnGame Disclosure Schedule, neither ConnGame nor Seller has received any written or verbal notification from a Governmental Authority that there is any violation of any Environmental Law with respect to the business and properties of ConnGame and neither ConnGame, New Crown, nor Seller has received any written or verbal notification from a Governmental Authority pursuant to any Environmental Law, and with respect to any such matter notified, none of them remain open, active or require any further action on the part of ConnGame.

(iii)          ConnGame has all licenses, certificates, consents, approvals, qualifications, filings, declarations, registrations, exemptions, permits and other authorizations from federal, state, foreign or local Governmental Authorities that are necessary with respect to the conduct of the Business and the ownership, use or operation of ConnGame Real Properties and any other assets and properties of ConnGame (each a “Permit” and collectively, the “Permits”).  All such Permits and the continuing validity thereof will not be adversely affected by the consummation of the transactions contemplated hereby and, to the extent required for the conduct of the Business by ConnGame or the ownership or use of any of its assets and properties after Closing, all such Permits may otherwise be transferred or assigned to CAE in accordance with their terms and with applicable law.  To the extent so required, ConnGame, New Crown, Seller, and Principal shall use their best efforts to cooperate with and assist CAE so that the Permits can be conveyed, transferred and/or assigned to CAE.  The present conduct of the Business is not dependent upon any zoning variance or non-conforming use exception.  Section 3.01(t) of the ConnGame Disclosure Schedule contains a list of all Permits.  There is no basis for the revocation or withdrawal of any Permit or any non-renewal thereof upon its expiry.  Neither ConnGame, New Crown, nor Seller has received any written or verbal notification from the federal, state, foreign or local Governmental Authorities that there is a violation of any Permit with respect to the business and properties of ConnGame and neither ConnGame, New Crown nor Seller has received any written or verbal notification from the federal, state, foreign or local governments regarding any Permit, and with respect to any such matter notified, none of them remain open, active or require any further action on the part of ConnGame, New Crown or Seller.

(iv)          Except as set forth in Section 3.01(t) of the ConnGame Disclosure Schedule, there are no underground storage tank systems or facilities on any portion of the property currently owned, leased or used by ConnGame and any underground storage tank or facility previously located thereon has either been removed or closed in place, and ConnGame has completed all applicable investigations and procedures required to close such tanks or tank systems in compliance with all applicable Environmental Laws.  Section 3.01(t) of the ConnGame Disclosure Schedule identifies all storage tanks or facilities that have been closed in place.

(v)         ConnGame has never manufactured, processed, handled or sold asbestos or products containing asbestos.  ConnGame has never manufactured or sold sand blasting sand to third parties for use outside of ConnGame’s facilities.  Except as set forth Section 3.01(t) of the ConnGame Disclosure Schedule, neither ConnGame nor Seller has received notice of any claim or suit against ConnGame or Seller for asbestos- or silica-related exposure or injury, whether by current or former employees or third parties.

(u)           Insurance.  Section 3.01(u) of the ConnGame Disclosure Schedule lists all of the insurance policies of fire, liability, workers’ compensation, fiduciary liability and other forms of insurance providing insurance coverage to or for ConnGame in effect for the past five (5) years.  Unless otherwise set forth in Section 3.01(u) of the ConnGame Disclosure Schedule, (i) ConnGame is named insured under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been paid, (iii) except for any directors’ and officers’ liability insurance policies, all of such insurance policies have been issued on an “occurrence” basis, (iv) there has been no complete lapse in insurance coverage at any time within the last ten (10) years, (v) there are not presently, and after the Closing Date there will not be, any retrospective premiums due under any of such policies, (vi) no notice of default, cancellation or termination has been received with respect to any such policy, (vii) and all claims thereunder have been filed in due and timely fashion.  ConnGame has delivered or caused to be delivered to CAE true and complete copies of all current insurance policies, binders or bonds.  Since January 1, 2009, no currently outstanding and unpaid claims have been made by ConnGame on any of such policies.  There are no claims outstanding against ConnGame with respect to any period for which any lapse in insurance coverage occurred.  No claims are being handled by an insurer of ConnGame under a reservation of rights letter.

(v)           Governmental and Third-Party Proceedings.  Except as set forth in Section 3.01(v) of the ConnGame Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority or any other third party is required to be made or obtained by ConnGame, New Crown or Seller in connection with the execution, delivery or performance by any of them of this Agreement and the Transaction Documents to which it is a party or the consummation by New Crown and Seller of the transactions contemplated hereby.

(w)           Contracts.  Section 3.01(w) of the ConnGame Disclosure Schedule sets forth a list of all Contracts (as hereinafter defined) in existence as of the date of this Agreement (other than those which have been performed completely):  (A) which involve the payment by or to ConnGame of more than $10,000 in connection with the purchase of property or goods or the performance of services and (B) which are not in the ordinary course of its business consistent with past practice (such contracts referred to herein as “Contracts”).  Complete copies of all such Contracts have been made available to CAE.  Neither ConnGame nor, to the Knowledge of Seller and New Crown, any other party thereto, is in default under any contract listed in Section 3.01(w) of the ConnGame Disclosure Schedule.

(x)             Customer Relations. To the Seller’s, New Crown’s and Principal’s Knowledge, there exists no consideration or state of facts or circumstances involving ConnGame’s customers, insurance carriers (the “Carriers”), employees or sales representatives that could adversely affect ConnGame after the date of Closing. No controversy or disagreement presently exists or has been threatened between ConnGame and any customer or Carrier of ConnGame (including but not limited to any allegations of errors and/or omissions). There has been no change in the commission structures of such Carriers, and to the Seller’s, New Crown’s and Principal’s Knowledge, there is no pending change to the commission structure of such Carriers.

(y)            Intellectual Property.  Section 3.01(y) of the ConnGame Disclosure Schedule sets forth a complete list of all of the registered trademarks, trademark registrations, applications for trademark registration, registered trade names, patents and registered copyrights owned by ConnGame, all of which are owned by ConnGame free and clear of any encumbrances.  ConnGame is not infringing any patent, copyright or trademark of any third party or otherwise violating the intellectual property rights of any third party nor has any claim been made or, threatened verbally or in writing against ConnGame alleging any such violation, and there has been no violation by others of any right of ConnGame in any trademark or copyright.  ConnGame is not a party to or bound by any license or other agreement requiring the payment by it of any royalty or similar payment in connection with its operations, except for commercially available software.

(z)           Affiliate Transactions.  Section 3.01(z) of the ConnGame Disclosure Schedule contains a list of all Contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which ConnGame, on the one hand, and any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected.  Except as disclosed in Section 3.01(z) of the ConnGame Disclosure Schedule, each Contract, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Section 3.01(z) of the ConnGame Disclosure Schedule was on terms and conditions as favorable to ConnGame as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than ConnGame or any of its Affiliates.

(aa)             Access to CAE Information.  Seller has had the opportunity to conduct its own independent investigation of CAE and collect and review all materials made available by CAE to evaluate the Acquisition.  Seller, its officers and directors and its representatives have been provided the opportunity to ask questions of, and receive answers from, the directors and officers of CAE concerning the business of CAE.  Seller acknowledges that it has had access to sufficient information to understand the merits and risks associated with the Acquisition.  To the extent that Seller has deemed it appropriate to do so, he or she has retained, and relied upon, appropriate professional advice concerning the tax, legal, business and financial merits and consequences of consummating the transactions contemplated by this Agreement and the Transaction Documents.

(bb)             Foreign Corrupt Practices Act.  None of ConnGame, Seller, New Crown, any director, officer, agent or employee of any of them, and any other Person associated with or acting for or on behalf of any of them has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of ConnGame (or any Affiliate thereof), in violation of any law or otherwise constituting an offence under the Foreign Corrupt Practices Act of 1977 of the United States, as amended (assuming for these purposes that Seller, New Crown, and ConnGame were subject to that Act), or (iv) in violation of any law (including without limitation any relevant and applicable Tax laws or in relation to the payment or non-payment of any Taxes by ConnGame, New Crown, or Seller), or (2) established or maintained any fund or asset that has not been recorded in the books and records of ConnGame, or (3) has violated any anti-corruption or anti-bribery laws or regulations of the PRC or equivalent laws and regulations promulgated in any other jurisdictions.  None of the assets and properties of ConnGame were obtained or procured through any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that would have violated the foregoing representations and warranties.

(cc)             Disclosure.  None of the representations or warranties of Seller, New Crown or Principal contained in this Article Three and none of the statements and information contained in the ConnGame Disclosure Schedule referenced in Article Three or in any certificate, document or other instrument delivered by Seller pursuant to this Agreement is false or misleading in any material respect or omits to state a fact necessary to make the statements therein not misleading in any material respect.  None of the representations or warranties of Seller, New Crown and Principal contained in Article Four and none of the information contained in the ConnGame Disclosure Schedule referenced in Article Four is false or misleading in any material respect or omits to state a fact necessary to make the statements in Article Four or in the ConnGame Disclosure Schedule referenced in Article Four not misleading in any material respect.

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL

4.01	Representations and Warranties of Seller and Principal regarding Seller.

Seller and Principal, jointly and severally, hereby warrant and represent to CAE that:

(a)             Corporate Status.  Seller is a company duly organized and validly existing under the laws of the British Virgin Islands and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.  Seller is duly qualified to do business as a foreign corporation in each other jurisdiction where the character or location of the business conducted by it makes such qualifications necessary.  Seller has made available to CAE true and complete copies of its organizational documents, as amended, and Bylaws, as amended.

(b)             Third-Party Proceedings.  Seller is not bound by or subject to any contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts it from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such party.

(c)	Legal Proceedings; Compliance.

(i)         There are no actions, suits, proceedings, or arbitrations or investigations pending, or to the Knowledge of Seller, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against Seller (1) in which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damage in respect of, the transfer of the Transferred Equity as contemplated by this Agreement, or (2) in which an adverse determination could reasonably be expected, singly or in the aggregate, to have a materially adverse effect on Seller or its ability to perform its obligations under this Agreement.

(ii)       Seller is not subject to any judgment, order, decree or governmental restriction which could reasonably be expected to have a materially adverse effect on the operations of Seller or which would interfere with the sale of the Transferred Equity contemplated by this Agreement.

(d)       Disclosure.  None of the representations or warranties of Seller and Principal contained in this Article Four and none of the information in respect of Seller contained in the ConnGame Disclosure Schedule referenced in this Article Four is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Article Four or in the ConnGame Disclosure Schedule to Article Four not misleading in any material respect.

4.02       Investment Representations and Warranties of Seller and Principal.

Seller and Principal, jointly and severally, hereby warrant and represent to CAE that:

(a)       Seller has received this Agreement and carefully read such Agreement; the decision to acquire CAE Shares has been taken solely in reliance upon the information contained in this Agreement, and such other written information supplied by an authorized representative of CAE as Seller may have requested.  Seller acknowledges that all documents, records and books pertaining to this investment have been made available for inspection by Seller, its attorneys, accountants and purchaser representatives upon request prior to tendering this Agreement, and that it has been informed by CAE that its books and records will be available for inspection by Seller or its agents and representatives at any time, and from time to time, during reasonable business hours and upon reasonable notice.  Seller further acknowledges that it (or its advisors, agents and/or representatives) has had a reasonable and adequate opportunity to ask questions of and receive answers from CAE concerning the terms and conditions of the acquisition of CAE Shares, the nature of the CAE Shares and the business and operations of CAE, and to obtain from CAE such additional information, to the extent possessed or obtainable without unreasonable effort or expense, as is necessary to verify the accuracy of the information contained in this Agreement or otherwise provided by CAE; all such questions have been answered by CAE to the full satisfaction of Seller.  Seller is not relying upon any oral information furnished by the Company or any other Person in connection with its investment decision, and in any event, no such oral information has been furnished to Seller which is in any way inconsistent with or contradictory to any information contained in this Agreement, or otherwise provided to Seller by CAE in writing as described above.

(b)       Seller meets the criteria established in each of subsections (i) or (ii) below:

(i)         Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the 1933 Act.

(ii)       Seller is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the 1933 Act and Seller warrants that:

(1)         Seller is not acquiring CAE Shares as a result of, and Seller covenants that it will not engage in any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of the CAE Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the CAE Shares;

(2)         Seller is not acquiring the CAE Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(3)         Seller is a resident of the jurisdiction in which Seller resides;

(4)         the offer and the sale of CAE Shares to Seller as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction in which the Seller resides;

(5)         Seller is outside the United States when receiving and executing this Agreement and that Seller will be outside the United States when acquiring CAE Shares,

(6)         and Seller covenants with CAE that:

(A)           offers and sales of any of the CAE Shares prior to the expiration of a period of six months after the date of original issuance of the CAE Shares (the six month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the 1933 Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the 1933 Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(B)           Seller will not engage in hedging transactions with respect to Shares until after the expiration of the Distribution Compliance Period.

(c)       Seller (1) has adequate net worth and means of providing for current financial needs and possible personal contingencies, (2) has no need for liquidity in this investment; and (3) is able to bear the economic risks of an investment in the CAE Shares for an indefinite period of time, and of losing the entire amount of such investment.

(d)       Seller understands and acknowledges that an acquirer of the CAE Shares it must be prepared to bear the economic risk of such investment for an indefinite period because of: (A) illiquidity of the CAE Shares due to the fact such stock has not been registered under the 1933 Act or any state securities act (nor passed upon by the SEC or any state securities commission), and the CAE Shares have not been registered or qualified by CAE under federal or state securities laws solely in reliance upon an available exemption from such registration or qualification, and hence such CAE Shares cannot be sold unless they is subsequently so registered or qualified (which is not likely), or are otherwise subject to any applicable exemption from such registration requirements; and (B) substantial restrictions on the transfer of the CAE Shares, as set forth in this Agreement and by legend on the face or reverse side of any certificate evidencing an ownership interest in CAE.

(e)       Seller either (i) has a pre-existing personal or business relationship with CAE, its officers, directors or affiliates; or (ii) alone or with its representatives, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the CAE Shares.

(f)       Seller understands and acknowledges that an investment in the CAE Shares is speculative in nature, and involves certain risks.

(g)       Seller is a not member of the Financial Industry Regulatory Authority, or of any other self-regulatory agency which would require approval prior to any acquisition of the CAE Shares.

(h)       Seller is acquiring the CAE Shares for its own investment, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof.  Seller has no contract, undertaking, arrangement or obligation with or to any person to sell, transfer, or otherwise dispose of the CAE Shares (or any portion thereof hereby acquired), nor has a present intention to enter into any such contract, undertaking, agreement or arrangement.

(i)       The offering of the CAE Shares was made only through direct, personal communication between Seller (or a representative thereof) and CAE; the acquisition of the CAE Shares by Seller is not the result of any form of general solicitation or general advertising including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or other written communication, or broadcast over television, radio or any other medium; or (ii)  any seminar or meeting to which the attendees had been invited by any general solicitation or general advertising.

(j)       Seller has been advised to consult with an attorney regarding legal matters concerning the acquisition and ownership of the CAE Shares, and with a tax advisor regarding the tax consequences of acquiring such stock.

(k)       Seller has not distributed this Agreement, or any other information pertaining to the acquisition of the CAE Shares hereunder, to anyone other than its representative and/or its investment, legal or accounting advisors in connection with its consideration of an acquisition of the CAE Shares.

(l)       Seller was not organized for the specific purpose of acquiring the CAE Shares subscribed for herein, and has other investments or business activities besides investing in CAE, unless Seller has indicated the contrary to CAE in writing.  Seller has specified in writing the number and character (i.e., individual, corporate, company, etc.) of the beneficial owners thereof.

(m)       Reliance Upon Purchaser’s Representations. Seller understands that the sale of the CAE Shares to it will not be registered under the 1933 Act on the ground that such issuance and sale will be exempt from registration under the 1933 Act, and that CAE’s reliance on such exemption is based on Seller’s representations set forth herein.

(n)       Legends. Seller agrees that the certificates for the CAE Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

Seller agrees that CAE  may place stop transfer orders with its transfer agent with respect to such certificates in order to implement the restrictions on transfer set forth in this Agreement

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES OF CAE

5.01       Representations and Warranties of CAE.

CAE hereby warrants and represents to Seller that:

(a)       Corporate Status.  CAE is a corporation duly organized and validly existing under the laws of the state of Delaware and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.  CAE is duly qualified to do business as a foreign corporation in each other jurisdiction where the character or location of the business conducted by it makes such qualifications necessary.  CAE has made available to Seller true and complete copies of its Certificate of Incorporation, as amended, and Bylaws, as amended.

(b)       Corporate Authority; Authorized and Effective Agreement.  CAE has full legal capacity and power to execute and deliver this Agreement and the Transaction Documents to which CAE is a party, which Agreement and Transaction Documents have been or will, on or prior to Closing, be duly executed and delivered by CAE and constitute the valid and binding obligation of CAE enforceable against CAE in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)       Legal Proceedings.  Other than as disclosed in CAE’s public filings with the United States Securities and Exchange Commission, there are no actions, suits, proceedings, claims or investigations pending or, to the Knowledge of CAE, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by CAE which, individually or in the aggregate, would have a Material Adverse Effect on CAE.

(d)       No Conflict.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby, by CAE do not and will not (i) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of:  (A) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authorities applicable to CAE or its properties; (B) the Certificate of Incorporation or Bylaws of CAE; or (C) any material agreement, material indenture or material instrument to which CAE is a party or by which it or its properties or assets may be bound; or (D) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authorities applicable to CAE; (ii) result in the creation or acceleration of any security interest, mortgage, option, lien, or encumbrance upon any property of CAE, or (iii) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any contract, agreement, license, approval, certificate, permit or authorization held by CAE.

(e)       Valid Issuance of the Shares. The CAE Shares have been duly authorized and, when issued and delivered to Seller against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will be free and clear from all Liens with respect to the issuance of such CAE Shares and will not be subject to any pre-emptive rights or similar rights.

(f)       Brokers, Finders and Others.  There are no fees or commissions of any sort whatsoever claimed by, or payable by CAE to, any broker, finder, intermediary or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

ARTICLE SIX
FURTHER OBLIGATIONS OF THE PARTIES

6.01       Necessary Further Action.

Each of CAE, New Crown, Principal and Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all necessary actions and execute all additional documents, agreements and instruments required to consummate the transactions contemplated in this Agreement including taking all steps to secure promptly all consents, rulings and approvals of Governmental Authorities and Carriers which are necessary for the performance by each party of each of its obligations under this Agreement and the transactions contemplated hereby.

6.02       Further Covenants.

(a)       Seller and Principal covenants to CAE that it will not, without the prior written consent of CAE, for a period of Three (3) years after the date of Closing, either solely or jointly with or on behalf of any other Person or otherwise, whether as a director, Seller, employee, partner, agent or otherwise:

(i)       carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or dealt in on an internationally recognized stock exchange in the PRC or elsewhere held by way of investment only) in any business which may be in competition within Hong Kong or PRC with ConnGame in the carrying on of the Business;

(ii)       solicit or entice or endeavor to solicit or entice away from ConnGame any employee, officer, manager, consultant (including employees who are directors) of ConnGame or any Persons whose services are otherwise made available to ConnGame on a full-time or substantially full-time basis;

(iii)     deal with, canvass, solicit or approach or cause to be dealt with, canvassed or solicited or approached for business in respect of any trade or business carried on or service provided by ConnGame any Person who at Closing or within two (2) years prior to Closing was a customer, supplier, client, representative, agent of or in the habit of dealing under contract with ConnGame.

(b)       The Seller and Principal further covenants to CAE that:

(i)       it will not at any time hereafter make use of or disclose or divulge to any Person other than to officers or employees of ConnGame whose province it is to know the same any information relating to ConnGame other than any information properly available to the public through no breach of its obligations hereunder or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

(ii)       it will not at any time hereafter in relation to any trade, business or company use a name including the word or symbol “ConnGame” or any other trademark listed in Section 3.01(y) or any Chinese equivalent thereof or any similar word or symbol in such a way as to be capable of or likely to be confused with such trademarks and shall use all reasonable endeavors to procure that no such name will be used by any Person with which it is connected;

(iii)     it will not do anything which might prejudice the goodwill of ConnGame;

(iv)       it will procure that its Affiliates and their respective employees will observe the restrictions contained in this Section 6.02.

(c)       Each and every obligation under this Section shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Section and any such deletion shall not affect the enforceability of all such parts of this clause as remain not so deleted.

(d)       Seller and Principal agree that they shall coordinate any and all required compliance with relevant PRC laws and regulations, particularly the Circular on Issues Concerning the Administration of Foreign Exchange in Financing and Round-trip Investment by Domestic Residents Through Offshore Special Purpose Companies (“Circular 75”) issued by the State Administration of Foreign Exchange of the PRC on 21 October 2005 and effective as of 1 November 2005, as amended and supplemented from time to time, and that all dividends and interest that should be enjoyed by CAE as to all of the Transferred Equity will not be affected or compromised by any Seller, New Crown or Principal violation of Circular 75 or other relevant laws and registrations.  The foregoing shall include the preparation and execution of contractual agreements and arrangements, as soon as commercially possible after requested by CAE, such that CAE shall enjoy the benefit of ownership of 60% of the results of operations of ConnGame, including but not limited to any business cooperation agreement, exclusive equity interest pledge agreement, exclusive option agreement, power of attorney, and other similar agreements enforceable under PRC laws.

(e)       Seller and Mr. Jun Tang agree to comply with the terms, conditions, and restrictions under that certain Amendment and Waiver Agreement dated July 13, 2010 by and among Seller, Mr. Jun Tang, The Royal Bank of Scotland N.V., London Branch (formerly ABN AMRO Bank N.V., London Branch); CITIC Capital China Mezzanine Fund Limited; ABN AMRO Bank (China) Co., Ltd., Shenzhen Branch; Mr. Luo Ken Yi; and KGE Group Limited.

(f)       The restrictions contained in this Section 6.02 are considered reasonable by Seller and the other parties hereto, but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

6.03       Legal Opinion

Seller shall cause to be delivered to CAE a legal opinion issued by PRC legal counsel with respect to ConnGame (the “PRC Opinion”).  The PRC Opinion shall opine as to effectiveness and legality of the transfer of the Transferred Equity to CAE, subject to the appropriate Governmental Authority’s processing of the transfer documents and filings, and New Crown’s lawful ownership of 100% of the equity interest of ConnGame.  In addition, the PRC Opinion shall cover the incorporation, business operations, share capital, management, litigation, taxes, and social security of ConnGame and the PRC Opinion shall be in the substantially the form as previously provided to Seller and its legal counsel.

6.04       Additional Covenants and Agreements

Seller and New Crown acknowledges and agrees to the following with respect to the sale of the Transferred Equity hereunder:

(a)       To the extent that any loans of ConnGame become immediately due and payable in full or in part as a result of the Closing and is required to make any accelerated payments thereunder where such accelerated payments were caused by Seller failure to obtain the consent of any lender, Seller shall be liable for any and all costs incurred by CAE regardless of any surety or guaranty, if any.

(b)       If there are any bank accounts relating to ConnGame on which a representative of Seller is designated as an authorized signatory, immediately after the Closing, Seller shall take any and all action necessary to cause persons designated by CAE to become authorized signatories on such accounts such that any disbursements made from said accounts can only be made pursuant to instructions from the authorized signatories as designated by CAE.

(c)       Seller acknowledges that to the extent that ConnGame’s payments of social insurance to PRC Governmental Authorities do not meet the statutory requirements set forth under PRC law and ConnGame is deemed liable for payments of social insurance with respect to any employees hired by ConnGame on or prior to the Closing, Seller shall be liable for any and all such costs incurred by CAE after the Closing with respect to such payments.

(d)       Seller acknowledges that to the extent that ConnGame does not have any written employment agreements executed with its employees as required under the PRC Labor Law, Seller shall be jointly and severally liable for any and all damages incurred by CAE as a result of such employment agreements not being executed on or before the Closing.

ARTICLE SEVEN
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

7.01       Conditions to the Obligations of CAE.

The obligations of CAE under this Agreement shall be subject to the satisfaction, or written waiver by CAE prior to the Closing, of each of the following conditions precedent:

(a)       All material authorizations, consents, waivers and approvals required on the part of Seller, Principal, New Crown or ConnGame in connection with the execution, delivery and performance of this Agreement or any Transaction Document to which it is a party shall have been duly obtained and shall be in form and substance reasonably satisfactory to CAE and its counsel.

(b)       No legal action, investigation (whether antitrust or otherwise) or proceeding (including any petition, action or proceeding for or in relation to the winding-up, insolvency, liquidation or dissolution of New Crown or ConnGame or for the appointment of any receiver, trustee or similar officer of New Crown or ConnGame or any of its assets and properties) shall have been instituted by or threatened by any Person or Governmental Authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, materially adversely affect New Crown or ConnGame or the Business after the Closing Date.

(c)       The representations and warranties of Seller, New Crown and Principal set forth in this Agreement that are qualified with respect to materiality shall be true and correct as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.  The representations and warranties of Seller, New Crown and Principal set forth in this Agreement that are not qualified with respect to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.

(d)       Each of Seller, New Crown and Principal shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing, including those relating to the Closing.

(e)       The Transaction Documents shall have been duly executed and delivered by all parties hereto other than CAE.

(f)       Instruments of transfer of the Transferred Equity duly executed by the respective registered holders thereof in favor of CAE (or such other person(s) as it may direct) and contract notes (in a form complying with all laws, rules and regulations of all PRC Governmental Authorities) recording the sale and purchase of the Transferred Equity contemplated hereunder shall have been duly executed by Seller and delivered to CAE.

(g)       No event or circumstance shall have occurred that would constitute a Material Adverse Effect with respect to ConnGame, Seller, New Crown, or Principal.

(h)       Seller shall have delivered to CAE (i) good standing certificate of New Crown and (ii) a certificate of continuing registration, dated as of a date not more than five (5) business days prior to the Closing Date (or such longer period as may be acceptable to CAE), duly issued by the proper PRC Governmental Authority and, if required by CAE, any other certificate duly issued by the appropriate Governmental Authority in each jurisdiction, if any, in which ConnGame is authorized to do business, showing that ConnGame is in good standing and authorized to do business.

(i)       CAE shall have received the following documents in form and substance satisfactory to CAE:

(i)       a certificate of capital verifying that CAE (or such other person(s) as it may direct) has been registered as holding the Transferred Equity.

(ii)       such waivers or consents as CAE may require to enable CAE (or as it may nominate) to be registered as the holder of the Transferred Equity, and such other documents as may be reasonably required to give good title to the Transferred Equity free from all claims, liens, charges, equities and encumbrances and third party rights of any kind and to enable CAE (or as it may nominate) to become the registered holder thereof;

(iii)     all title deeds and other documents of title to the Owned Properties and any other ConnGame Real Properties to which ConnGame holds land use rights, and all statutory books and records (including, without limitation, register of members, register of directors, register of secretaries and all minute books), duly written up to date, of ConnGame, its certificate of registration and securities and common seals;

(iv)       all books and accounts and other records, including without limitation, the cheque books and bank records of ConnGame;

(v)       to the extent required by CAE, evidence that all guarantees given by ConnGame in favor of third parties in respect of the performance of the obligations of Seller or any other Person not being ConnGame have been released;

(vi)       powers of attorney, if necessary, on terms acceptable to CAE, under which any of the documents referred to in this Section 7.01(i) is executed;

(vii)     duly executed resolutions of the board of directors of Seller, New Crown and ConnGame in accordance with its organizational documents evidencing the following the approval by the board of directors of Seller, New Crown and ConnGame of the transfer of the Transferred Equity to CAE and CAE’s registration as a equity holder of New Crown in respect of the Transferred Equity;

7.02       Conditions to the Obligations of Seller and Principal.

The obligations of Seller and Principal under this Agreement shall be subject to satisfaction, or written waiver by Seller and Principal prior to the Closing, of each of the following conditions precedent:

(a)       All material authorizations, consents, waivers and approvals required on the part of CAE in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in form and substance reasonably satisfactory to Seller and Principal and its counsel.

(b)       No legal action, investigation (whether antitrust or otherwise) or proceeding shall have been instituted by or threatened by any Person or Governmental Authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation by CAE of the transactions contemplated hereby.

(c)       The representations and warranties of CAE set forth in this Agreement that are qualified with respect to materiality shall be true and correct as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.  The representations and warranties of CAE set forth in this Agreement that are not qualified with respect to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though such representations and warranties were also made as of the Closing, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date.

(d)       CAE shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing, including those related to the Closing.

(e)       The Transaction Documents shall have been duly executed and delivered by all parties hereto other than CAE.

(f)       CAE shall have delivered to Seller a letter of resignation of Luo Ken Yi as Chairman of the Board of CAE, effective upon the Closing Date.

(g)       CAE shall have delivered to Seller resolutions of the Board of Directors of CAE appointing Principal as Chairman of the Board of CAE, effective upon the Closing Date.

ARTICLE EIGHT
SURVIVAL AND INDEMNIFICATION

8.01       Survival of Representations, Warranties and Covenants.

Notwithstanding any investigation made on behalf of CAE, Seller or Principal, all representations and warranties set forth herein shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date, except for the representations and warranties contained in Sections 3.01(a) (Corporate Status), 3.01(b) (Capitalization), 3.01(c) (Ownership of the Transferred Equity), 3.01(d) (No Subsidiaries), 3.01(e) (Corporate Authority), 3.01(k) (Taxes), 4.01(a) (Corporate Status); 5.01(a) Corporate Status), and 5.01(b) Corporate Authority), which shall survive for the applicable statute of limitations.  All covenants requiring performance prior to the Closing shall expire on the Closing Date.  The covenant provided in Section 18 shall survive according to its terms.

8.02       Seller and Principal’s Indemnification.

(a)          Subject to the terms and conditions of Section 8.03, Seller and Principal, jointly and severally, agree to indemnify CAE and its officers, directors, employees, Affiliates and agents and, upon and after the Closing, New Crown and ConnGame (collectively, “CAE Indemnified Parties”) and hold each harmless from and against any and all losses, damages, actions, proceedings, causes of action, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses including court costs and reasonable attorneys’ fees and disbursements (collectively, “Losses”) incurred by CAE Indemnified Parties in connection with, arising out of, or resulting from any of the following:

(i)       any breach or inaccuracy of any representation, warranty or statement made by Seller or Principal in this Agreement or in any other Transaction Document to which he/she/it is a party;

(ii)       any failure by Seller or Principal to perform any agreement, covenant or obligation of the Seller pursuant to this Agreement or any Transaction Document to which he/she/it is a party;

(iii)     any and all (1) Taxes (or the nonpayment thereof) of ConnGame for all taxable periods ending on or before the date of the Closing and the portion through the end of the date of the Closing for any taxable period that includes (but does not end on) the date of the Closing (the “Pre-Closing Tax Period”), (2) all Taxes of any member of an unaffiliated, consolidated, combined or unitary group of which ConnGame (or any predecessor of ConnGame) is or was a member on or prior to the date of the Closing , including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (3) any and all Taxes of any Person (other than ConnGame) imposed on ConnGame as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before or at the Closing; provided, however, that in the case of clauses (1), (2), and (3) above, Seller and Principal shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as reflected on the face of the most recent balance sheet included in the ConnGame Financial Statements;

(iv)       any and all (1) Environmental Laws applicable or any environmental liability related in any way to ConnGame or Seller or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (2) breach or non-compliance by either ConnGame or Seller with any Environmental Law applicable to ConnGame, New Crown or Seller, and  (3) actual or alleged presence, use, release, storage, treatment, disposal, generation, threatened release, transportation, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by ConnGame, New Crown or Seller; or

(v)       any action, litigation, suit, proceeding, investigation (civil, criminal, regulatory or otherwise), arbitration, claim, demand, grievance or inquiry, including any assessment, notice, demand or other document issued or action taken by or on behalf of any Governmental Authority in any part of the world, that is pending or threatened against New Crown or ConnGame prior to or on the date of Closing.

(b)          Subject to the terms and conditions of Section 8.03 and without prejudice to the other provisions of this Section 8.02 or restricting the rights of CAE Indemnified Parties or the ability of any of them to claim damages on any basis, in the event of any breach or inaccuracy of any representation, warranty or statement made by Seller, New Crown or Principal in this Agreement or in any other Transaction Document to which he/she/it is a party, Seller, New Crown and Principal hereby covenant to pay to CAE:

(i)       the amount necessary to put ConnGame into the position which would have existed if such representation, warranty or statement had not been breached and had been true and not misleading; and

(ii)       all costs and expenses incurred by CAE, ConnGame, directly or indirectly, as a result of such breach.

(c)          CAE Indemnification.  Subject to the terms and conditions of Section 8.03, CAE shall indemnify Seller, and its agents (“Seller’s Indemnified Parties”) and hold each harmless from and against any and all Losses, incurred by Seller’s Indemnified Parties in connection with, arising out of, or resulting from any of the following:

(i)       any breach or inaccuracy of any representation or warranty made by CAE in this Agreement; or

(ii)       any failure by CAE to perform any agreement, covenant or obligation of CAE pursuant to this Agreement.

8.03       Procedure for Indemnification Claims.

(a)          In order for a CAE Indemnified Party or a Seller Indemnified Party (collectively referred to as an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand for a Loss made by any Person other than the parties against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the "Indemnifying Party") promptly after receipt by such Indemnified Party of notice of the Third Party Claim (and in any event within 15 days after first becoming aware of the facts giving rise to such Third Party Claim), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.

(b)         The Indemnifying Party shall have the right at any time to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other monetary payments, the Indemnifying Party shall not, without the written consent of the Indemnified Party (not to be unreasonably withheld), settle or compromise any claim or consent to the entry of any judgment that (A) provides for relief other than the payment of monetary damages, (B) does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all Liability in respect to such claim, or (C) contains an admission of Liability or violation of any applicable law.

(c)          In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim promptly to the Indemnifying Party (and in any event within 15 days of first becoming aware of the facts giving rise to such claim), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.

ARTICLE NINE
TAX MATTERS

9.01        Responsibility for Filing Tax Returns.

Seller shall and shall cause New Crown and ConnGame to properly prepare and file all Tax Returns required on the part of ConnGame at any time through the date of Closing in compliance with all applicable laws, rules and regulations.  With respect to any Tax Return required of ConnGame to be filed after the date of Closing covering any taxable period ending on or before the date of Closing or any taxable period that includes (but does not end on) the date of Closing, Seller shall provide all assistance required by CAE to enable them to prepare or cause to be prepared and file or cause to be filed all such Tax Returns for ConnGame, including the provision of any books of account, records and other information with respect to any transactions and other matters occurring on or before Closing, in any case so to permit all such Tax Returns to be properly and accurately prepared and filed in compliance with all applicable laws, rules and regulations.  CAE shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.

9.02       Certain Taxes and Fees.

All transfer, including real property, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement  shall be paid by one-half by Seller when due, and such parties will cooperate to file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, including any and all stamp duty arising from the transfer of the Transferred Equity payable or assessed.

ARTICLE TEN
MISCELLANEOUS

10.01      Notices.

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, in the case of telecopy upon confirmation of receipt, (b) on the date of delivery, if delivered by electronic mail, upon confirmation of receipt, or (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service.  All notices thereunder shall be delivered to the following addresses:

If to Seller, Principal, or New Crown, to:

First Jet Investment Limited (“First Jet”)
65F, Shanghai World Financial Center, No.100 Century Avenue
PuDong, Shanghai
Attn:  Jun Tang
Tel:  0086-21-68776700

with a copy to:

If to CAE, to:

China Architectural Engineering, Inc.
China Architectural Engineering, Inc.
105 Baishi Road
Jiuzhou West Avenue
Zhuhai 519070
People’s Republic of China
0086-756-8538908
Attn: Luo Ken Yi
Email: luo@caebuilding.com

with a copy to:

K&L Gates LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Attention:  Thomas J. Poletti, Esq.
Facsimile:  (310) 552-5001
Email: thomas.poletti@klgates.com

Any party to this Agreement may, by notice given in accordance with this Section 10.01, designate a new address for notices, requests, demands and other communications to such party.

10.02 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

10.03 Entire Agreement; No Third-Party Rights.

This Agreement and the ConnGame Disclosure Schedule attached hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, including but not limited to that certain Letter of Intent dated December 11, 2009.  This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

10.04 Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns (including successive, as well as immediate, successors and assigns) of the parties hereto.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

10.05 Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

10.06 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of Federal law are applicable).

10.07 Payment of Fees and Expenses.

Except as otherwise provided in Section 9.02 or otherwise agreed in writing, each party hereto shall pay its own costs and expenses, including legal and accounting fees, incurred in connection with the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated hereby and all expenses relating to its performance of, and compliance with, its undertakings herein.

10.08 Amendment.

From time to time and at any time prior to the Closing, this Agreement may be amended only by an agreement in writing executed by the parities.

10.09 WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.09 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.10 Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

10.11 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of CAE, Seller, New Crown, and Mr. Jun Tang as of the date set forth in the first paragraph above.

CHINA ARCHITECTURAL ENGINEERING, INC.

By:	/s/ Luo Ken Yi

Name: Luo Ken Yi
Title: Chief Executive Officer and Chairman of the Board

FIRST JET INVESTMENTS LIMITED

By:	/s/ Jun Tang

Name:
Title:

NEW CROWN TECHNOLOGY LIMITED

By:	/s/ Jun Tang

Name:
Title:

JUN TANG

/s/ Jun Tang

EXHIBIT A
DISCLOSURE SCHEDULES
TO THE
STOCK PURCHASE AGREEMENT
DATED AUGUST 11, 2010

Capitalization and Ownership - Section 3.01(b)

Shanghai ConnGame Network Ltd. is a company organized under the laws of the People’s Republic of China with a registered capital of RMB 10,000,000 and the registered shareholders of Shanghai ConnGame Network Ltd. is as follows:

Shareholder	Jurisdiction of Organization	Equity Holding of ConnGame
New Crown Technology Limited, through legal, valid, and binding Trust Agreements with Jun Tang (RMB 8,000,000) and Xiaolan Zhu (RMB 2,000,000)	Hong Kong	RMB	10,000,000

Total		RMB	10,000,000

New Crown Limited has issued 10,000 capital shares authorized with HKD1.00 par value and 10,000 shares issued and outstanding, 100% in the name of First Jet.

Undisclosed Liabilities - Section 3.01(h)

Not Used.

Changes in the Financial Statements - Section 3.01(i)

Not Used.

Real Property - Section 3.01(m)

		Monthly charge
		(US Dollars)

Landlord:	Shanghai Garden Lane Jieneng Co., Ltd
Premises:	A2-3001-A2-3024, 3/F, A2 Tower, Garden Lane, Shanghai
Period:	15/12/2009 to 14/12/2012
Management fee:		$2,043
Rent free period:	15/12/2009 to 14/3/2010
Rent:		22,089

Landlord:	Shanghai JiaHua Property Development Co. Ltd
Premises:	Room 502, Tower 6, No 188 , Dong Jiang Wan Road, Shanghai
Period:	10/4/2008 to 30/4/2011
Management fee:		1,027
Rent:		5,205

Legal Proceedings - Section 3.01(n)

Not Used

1

Employment Agreements - Section 3.01(q)

Not Used.

Employee Benefit Plans - Section 3.01(r)(i)

Not Used.

Compliance with Laws - Section 3.01(s)

Not Used.

Environmental Permits, Matters, Issues, … - Section 3.01(t)

Not Used.

Insurance - Section 3.01(u)

ConnGame paid all employees with government social security insurance, which covers retirement, health, and unemployment insurances. No special insurance for top management team.

Governmental and Third-Party Approvals - Section 3.01(v)

Not Used

Contracts - Section 3.01(w)

A list of all Contracts in existence of the date of this Agreement
1、花园坊租赁合同Garden Square Rental Agreement
2、空间188房屋租赁合同 Space 188 Rental  Agreement
3、上海《无忧工作网》服务合同 Shanghai "worry-free network " service contract
4、           项目外包制作合同 Project Outsourcing Production Contract
5、           智联招聘服务合同 Zhilian Recruitment Service Contract
6、           租用户物业管理合同 Rental property management contract
7、           技术支持服务合同 暨补充协议 Technical Support Services Contract Supplemental Agreement
8、计算机软件著作权代理委托合同书（涡轮）Computer software copyright agent commission contract (Turbo)
9、           计算机软件著作权代理委托合同书（天启）
Computer software copyright agent commission contract (Apocalypse)

Intellectual Property - Section 3.01(y)

A list of intellectual property right by ConnGame:

1.	" Apocalypse" game engine software Production right (Application submitted for approval), see Annex "Apocalypse engine _ computer software copyright registration application form"

2.	"Turbo-Turbo" game engine software copyright (Application submitted for approval), see Annex "Turbo engine _ computer software copyright registration application form"

None infringing nor bound by any license.

2

Affiliate Transactions - Section 3.01(z)

1.
On December 31, 2009, ConnGame had outstanding short term loan due to Mr. Tang Jun (唐骏) in the amount of $1,509,390 (RMB 10,320,000).  On January 12, 2010 Mr. Tang Jun increased his loan to ConnGame in the amount $877,642 (RMB 6,000,000) leading to an outstanding loan balance of $ 2,387,032 (RMB 16,320,000).  The additional loan did not bear any interest, covenants, or collateral requirements.  Subsequently, on January 13, 2010, ConnGame repaid Mr. Tang Jun $1,345,698 (RMB 9,200,000) leaving an outstanding a balance of $1,041,334 (RMB 7,120,000).  On January 19, 2010, Mr. Tang agreed to convert the remaining outstanding loan balance of $1,041,334 (RMB 7,120,000) to equity and will register this capital with the PRC.  ConnGame does not believe that it will be subject to any income tax consequences resulting from Mr. Tang converting debt outstanding to him, to registered equity capital.

The loan of $1,509,390 to ConnGame was extended by Mr. Tang Jun.  At December 31, 2009, the loan bore zero interest and was payable on demand. The loan did not securitize by any collateral.  Subsequent to December 31, 2009 the loan was increased, and was later partially repaid, and the outstanding balance was converted to an equity interest.   Refer to Note 8 “Subsequent Events” for further details.

2.
On January 8, 2010, Ms. Wang Su Ping transferred her entire interest in ConnGame to Mr. Tang Jun.  Her entire interest represented the registered capital amount of $48,627 (RMB 400,000) equaling 80% ownership interest in ConnGame.

3.
On January 13, 2010, ConnGame increased its registered capital from $60,334 (RMB 500,000) to $1,449,914 (RMB 10,000,000).  The increase of capital was a result of an investment made by Mr. Tang Jun and Ms. Zhu in the amounts of $1,111,664 (RMB 7,600,000) and $277,916 (RMB 1,900,000), respectively, totaling $1,389,580 (RMB 9,500,000).  As a result of the above capital transactions, Mr. Tang Jun and Ms. Zhu own 80% and 20% ownership interest in ConnGame, respectively.

4.
As of March 31, 2010 there was $1,404,084 (RMB 9,600,000) of capital under ConnGame’s name invested in Shanghai Boke Information Technology Co. Ltd. (“Boke”).  The investment was made in trust on behalf of Mr. Tang Jun. ConnGame has agreed to return the shares to Mr. Tang Jun on a future agreed upon date.  It is probable that Boke will become public listed corporation in the PRC.  Mr. Tang Jun is responsible for any fees or potential capital gains tax from the future transfer of the asset back to Mr. Tang Jun.  ConnGame has no direct benefit or risk for the shares registered in its name.  All risk and related reward of the investment are borne by Mr. Tang Jun.

3